Exhibit 99.1

Fusion Acquires Cloud Computing Solutions Provider RootAxcess, LLC

Acquisition Extends and Enhances Fusion’s Cloud Computing Offerings

NEW YORK, NY, October 5, 2015 -- Fusion (NASDAQ: FSNN), a leading provider of cloud services, today announced that it has acquired the customer base, technology platform and infrastructure, and other assets of RootAxcess, LLC (“RootAxcess”). Chicago-based RootAxcess delivers a broad range of cloud solutions, including Infrastructure-as-a-Service (IaaS), cloud computing, cloud storage, cloud hosting, virtual data center, backup and recovery, and virtual servers, using both private and hybrid cloud infrastructure.

Fusion’s acquisition of RootAxcess closed on September 30, 2015 and was funded via its cash balances and revolving credit facility. Fusion expects to fully integrate RootAxcess by the end of the first quarter of 2016.

Highlights of the Acquisition

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Accelerates Fusion’s expansion in the cloud computing segment of its business with significant cross-selling and upselling opportunities into the Company’s existing customer base of approximately 11,000 businesses

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Strengthens Fusion’s presence in the Cloud IaaS market, which industry research firm Gartner expects to grow from $16.5 billion in annual global revenues in 2015 to approximately $44.5 billion in 2019, reflecting a 28% compound annual growth rate

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Contributes a predictable, high-margin revenue stream of approximately $1.0 million annually, with nearly 100% monthly recurring revenues (“MRR”), approximately 1% churn, and a pro forma gross margin of approximately 70%.

●	Adds a business customer base with average monthly revenue per customer (“ARPU”) of over $2,900

●	Immediately accretive to Fusion’s earnings and cash flow

●	Purchase price represents a valuation of approximately 3.0x pro forma LTM EBITDA

Matthew Rosen, Fusion’s Chief Executive Officer, said, “We are delighted to announce the acquisition of RootAxcess. With Fusion’s current suite of cloud computing solutions designed for large enterprise customers, the acquisition of RootAxcess provides us with a complementary set of cloud computing solutions for a broader range of businesses. We intend to integrate, enhance and expand RootAxcess’ regional infrastructure with Fusion’s advanced cloud platform and fully diverse and redundant nationwide network to support our growth strategy in the cloud. We believe that the integration of RootAxcess with Fusion’s extensive customer relationships, expertise in key industry verticals, and nationwide infrastructure will further differentiate Fusion as the single source for the cloud for businesses of any size. We anticipate significant upsale of the integrated solution to our existing base of 11,000 business customers.

“As we have stated, a key near-term objective for Fusion is to gain scale through acquisitions, complemented by organic growth,” Mr. Rosen continued. “This transaction represents an important step toward this objective as it significantly enhances Fusion’s ability to deliver robust, industry-leading cloud computing solutions to our existing customers and accelerates the expansion of the cloud computing segment of our business.”

“As a leading cloud services provider with an end-to-end product suite, nationwide next-generation cloud network, and a strong customer-focused culture, Fusion is the ideal partner to take the RootAxcess portfolio to the next level,” said Eric Wince, RootAxcess’ Chief Executive Officer. “Fusion’s management shares our vision of the transformational benefits of the cloud, and we expect this transaction to be highly beneficial to our valued customers who can continue to rely on robust, secure cloud computing solutions for their most mission-critical needs.”

Don Hutchins, Fusion’s President and Chief Operating Officer, said, “RootAxcess brings to Fusion a compelling customer and ARPU profile on top of a growing base of high-margin recurring revenues. The transaction is accretive to Fusion today, and we expect its contributions to the Company’s revenues, earnings and cash flow to grow meaningfully as we take advantage of cross-sell and upsell opportunities."

“We also welcome Jeff Cohn as Fusion’s Vice President of Cloud Infrastructure Solutions,” Mr. Hutchins continued. “Jeff is one of the founders of RootAxcess, serving as its CIO and CTO. He is a senior information technology executive with over 20 years of experience, having previously served as the CIO and SVP of Technology and Facilities at Playboy Enterprises, Inc., a $250 million publicly-traded company. There, he built and managed multiple 24/7 data centers around the world as well as HD broadcast transmission facilities, and was responsible for all corporate technology functions to follow Sarbanes-Oxley compliance. We are confident that Jeff will build upon the high standards of innovation and customer service he established at RootAxcess and look forward to his contributions in driving Fusion’s continued growth.”

About Fusion

Fusion is a leading provider of integrated cloud solutions to small, medium and large businesses. Fusion’s advanced, proprietary cloud service platform enables the integration of leading edge solutions in the cloud, including cloud communications, cloud connectivity, and cloud computing. Fusion’s innovative, yet proven cloud solutions lower our customers’ cost of ownership, and deliver new levels of security, flexibility, scalability, and speed of deployment. For more information, please visit www.fusionconnect.com.

Forward Looking Statements

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and may sometimes be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “intend”, “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. Important risks regarding the company’s business include the company's ability to raise additional capital to execute its comprehensive business strategy; the integration of businesses and assets following an acquisition; the company's ability to comply with covenants included in its credit facilities; competitors with broader product lines and greater resources; emergence into new markets; natural disasters, acts of war, terrorism or other events beyond the company's control; and other factors identified by Fusion from time to time in its filings with the Securities and Exchange Commission, which are available through http://www.sec.gov.  However, the reader is cautioned that Fusion’s future performance could also be affected by risks and uncertainties not enumerated above.

Fusion Contact

Brian Coyne
212-201-2404
bcoyne@fusionconnect.com

Darrow Associates Contacts for Fusion

Jordan Darrow
(631) 367-1866
jdarrow@darrowir.com

Bernie Kilkelly
(516) 236-7007
bkilkelly@darrowir.com